Exhibit 99.1

NMT Medical Announces First-Quarter 2009 Financial Results

STARFlex® Implant Now Available in the U.S.

BOSTON--(BUSINESS WIRE)--May 5, 2009--NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures, today announced financial results for the quarter ended March 31, 2009.

First-Quarter Results

First-quarter 2009 total revenues were approximately $3.5 million compared with approximately $4.8 million for the first quarter of 2008.

Cardiac septal repair implant sales in North America for the first quarter of 2009 were approximately $2.3 million compared with approximately $2.8 million in the first quarter of 2008. Implant sales outside of North America for the first quarter of 2009 were approximately $1.2 million compared with $2.0 million in the corresponding period of 2008.

For the first quarter of 2009, NMT reported a net loss of approximately $3.8 million, or $0.29 per share, compared with a net loss of $0.30 per share in the first quarter of 2008.

Business Update

“NMT achieved several milestones during the first quarter, including expanding its reach into new markets and territories with BioSTAR® and further streamlining the Company’s cost structure,” said President and Chief Executive Officer Frank Martin. “More recently, NMT received Pre-Market Approval (PMA) from the U.S. Food and Drug Administration (FDA) for the commercial sale of its STARFlex® cardiac septal repair implant for patients with ventricular septal defects (VSD). Additionally, we announced plans for the timing of data analysis for our landmark patent foramen ovale (PFO) and transient ischemic attack (TIA) clinical trial, CLOSURE I.”

“During the first quarter, NMT experienced lower-than-anticipated product sales, which we believe was primarily a result of the challenging global economy,” Martin said. “In an effort to more tightly manage their cash flow, hospitals are reducing their inventories. As a result, while our implants continue to be used in procedures, hospitals are taking longer to re-order product in the near-term, thus slowing our sales cycle.”

“Our direct sales force continues to make progress and have increased our market share with sales of BioSTAR®,” said Martin. “In addition, we expanded into new geographic areas by adding distributors in previously untargeted countries in Europe and Latin America and the early response in these new territories has been encouraging.”

“In April, we announced that the Company would maintain the original data analysis timing for CLOSURE I,” said Martin. “NMT and the CLOSURE I Executive Committee agreed that it was best at this time to conduct the review of the data in the fall of 2010 in order to ensure that the study demonstrated maximum statistical power and the highest level of quality and integrity. We then expect to submit a PMA application to the FDA for the STARFlex® device for the stroke and TIA indication shortly thereafter. As we have indicated in the past, we are eager to uncover the connection between PFO, stroke and TIA but at this time have decided not to accelerate the data analysis schedule.”

Chief Operating Officer Richard E. Davis said, “The current economic conditions require us to preserve our capital resources. As previously announced, we took action to further reduce our expenses by more than $1 million on an annualized basis. We remain confident that we have sufficient capital resources to complete the CLOSURE I trial and fund operations at least until we receive a decision with respect to a PMA with a PFO/stroke and TIA indication in the U.S. We ended the first quarter of 2009 with $16.3 million in cash, cash equivalents and marketable securities compared with $17.6 million at December 31, 2008. As previously announced, we are in discussions with a potential lender to establish a line of credit that would provide NMT with additional financial flexibility, if necessary.”

Business Outlook

“Looking ahead, our near-term emphasis will be on advancing our sales and marketing efforts by further expanding our international presence with BioSTAR®,” said Martin. “In addition to entering new markets in Europe during the first quarter, more recently we also entered the Brazilian market. We have already begun identifying other markets where we expect to roll out our products in the months ahead.”

“At the same time, we remain focused on achieving additional regulatory approval for our technologies,” said Martin. “For example, we recently received PMA approval from the FDA for STARFlex® for patients with VSD and the implant is now available for commercial use for that indication in the U.S. STARFlex® is implanted using a catheter during a minimally invasive procedure. The alternative treatment for VSD is open-heart surgery, which is considered a high-risk, invasive procedure. STARFlex®, which replaces our previous device, CardioSEAL®, is a technologically advanced implant that features a unique self-centering mechanism.”

“Overall, we remain well-positioned in our marketplace,” Martin said. “We are confident about the prospects for our pivotal CLOSURE I trial, which has the potential to define the PFO closure landscape. Despite the current economic environment, BioSTAR® has been well-received by the market and its bioabsorbable collagen matrix gives us a competitive advantage. We believe that we remain the technology leader in cardiac septal repair and have several promising programs underway.”

Davis said, “For the second quarter of 2009, we are expecting total revenues of approximately $3.8 to $4.3 million. For full year 2009, we currently anticipate total revenues of approximately $16 to $18 million. With a far leaner cost structure and CLOSURE I enrollment complete, we expect a lower cash burn in the quarters ahead. As a result, we expect cash, cash equivalents and marketable securities at December 31, 2009 to remain in the range of $6 to $8 million.”

Conference Call Reminder

Management will conduct a conference call at 10:00 a.m. ET today to review the Company’s financial results and provide a business update. Individuals who are interested in listening to the live webcast should log on to the “Investors” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (877) 407-5790 or (201) 689-8328. For interested individuals unable to join the live conference call, a replay will be available on the Company’s website.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right-to-left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. PFO is a common right-to-left shunt that can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 30,000 PFOs have been treated globally with NMT's minimally invasive, catheter-based implant technology.

Stroke is a leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, clinical status, and outcome of the Company’s CLOSURE I trial, its bioabsorbable technology programs, the Company’s expected savings from cost reductions, the Company’s cash position and burn rate, revenue expectations, expansion of the Company’s cardiovascular business and market opportunities, including stroke, TIAs and migraines and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products in the United States and abroad and the Company’s investment in product development – involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent filings with the U.S. Securities and Exchange Commission.

NMT Medical, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	For The Three Months Ended
	March 31,
	2009	2008
Revenues:
Product sales	$3,477,771	$4,807,985
Net royalty income	-	12,270
Total revenues	3,477,771	4,820,255

Costs and expenses:
Cost of product sales	1,409,246	1,462,236
Research and development	2,194,236	2,975,129
General and administrative	2,402,527	2,455,625
Selling and marketing	1,300,459	2,164,125
Total cost and expenses	7,306,468	9,057,115

Loss from operations	(3,828,697)	(4,236,860)

Other income (expense):
Currency transaction (loss) gain	(20,890)	61,070
Interest income	56,652	299,361
Total other income, net	35,762	360,431

Loss before income taxes	(3,792,935)	(3,876,429)

Income tax expense	9,838	17,344

Net loss	$(3,802,773)	$(3,893,773)

Basic & diluted loss per common share:	$(0.29)	$(0.30)

Basic & diluted weighted average common shares outstanding:	13,101,205	12,973,797

NMT Medical, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	At March 31,	At December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$11,731,218	$4,899,179
Marketable securities	4,534,617	12,674,639
Accounts receivable, net	1,629,235	2,511,934
Inventories	1,898,192	2,018,173
Prepaid expenses and other current assets	1,180,004	1,212,947
Total current assets	20,973,266	23,316,872

Property and equipment, net	860,442	928,693

	$21,833,708	$24,245,565

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,371,048	$2,870,606
Accrued expenses	6,078,179	6,468,167
Total current liabilities	10,449,227	9,338,773

Long-term liabilities	521,098	507,426

Stockholders' equity:
Preferred stock, $.001 par value
Authorized--3,000,000 shares
Issued and outstanding--none	-	-
Common stock, $.001 par value
Authorized--30,000,000 shares
Issued and oustanding--13,244,106 and 13,122,391 shares in 2009 and 2008, respectively
	13,244	13,122
Additional paid-in capital	52,875,032	52,659,855
Less treasury stock - 40,000 shares at cost	(119,600)	(119,600)
Accumulated other comprehensive (loss) income	(56,916)	(108,407)
Accumulated deficit	(41,848,377)	(38,045,604)
Total stockholders' equity	10,863,383	14,399,366

	$21,833,708	$24,245,565

CONTACT:
NMT Medical, Inc.
Richard E. Davis, 617-737-0930
Chief Operating Officer
red@nmtmedical.com